Exhibit 99.1

EnergySolutions Announces Third Quarter 2009 Results

SALT LAKE CITY, UT — (MARKET WIRE) — November 4, 2009 — EnergySolutions, Inc. (NYSE: ES), a leading provider of specialized, technology-based nuclear services to government and commercial customers, today announced financial results for the Company’s third quarter ended September 30, 2009.

Q3 2009 Highlights

•                  GAAP EPS of $0.15 per share

•                  Net income attributable to EnergySolutions before non-cash impact of amortization of intangible assets of $17.6 million, or $0.20 per share

•                  EBITDA of $31.8 million

•                  Strengthened balance sheet by paying down $35.9 million in long-term debt

Third Quarter 2009 Results

Revenues for the third quarter of 2009 were $364.9 million, compared with $419.5 million in the third quarter of 2008. Gross profit for the third quarter of 2009 was $43.9 million, compared with $56.5 million for the third quarter of 2008. Selling, general and administrative expenses for the third quarter of 2009 were $25.6 million, compared with $30.7 million for the third quarter of 2008.

Net income attributable to EnergySolutions for the third quarter of 2009 was $12.9 million, or $0.15 per share, compared with $10.9 million, or $0.12 per share, for the third quarter of 2008. Net income attributable to EnergySolutions before the non-cash impact of amortization of intangible assets for the third quarter of 2009 was $17.6 million, or $0.20 per share, compared with the third quarter of 2008 of $15.6 million, or $0.18 per share. EBITDA for the third quarter of 2009 was $31.8 million, compared with $36.8 million for the third quarter of 2008. A reconciliation of EBITDA and of net income attributable to EnergySolutions before the non-cash impact of amortization of intangible assets to net income attributable to EnergySolutions is provided in the attached Table 4.

During the third quarter ended September 30, 2009, the Company determined that it had inappropriately applied authoritative guidance related to intangible assets and goodwill denominated in foreign currencies.  As such, the Company recorded an entry during the quarter ended September 30, 2009 for $1.8 million to reduce amortization expense recorded in previous periods.  Of this $1.8 million, $1.2 million related to the first and second quarters of 2009 and $0.6 million related to periods prior to 2009.

CEO Commentary

Commenting on the quarter, Steve Creamer, EnergySolutions CEO said, “Our overall level of commercial business activity remained lower than normal as customers continued to remain cautious in moving forward on planned projects.  In addition, projects funded by the American Recovery and Reinvestment Act continued to be slow in progressing.  However, as commercial customers gain further confidence in the stability of the recovering economy and as more stimulus dollars are deployed, I am optimistic that we will see improving trends in 2010.

Business Segments — Third Quarter 2009

The results of the Company’s four business segments, on a GAAP basis, are presented in Table 5 in the accompanying financial tables.

Federal Services

Federal Services revenues for the third quarter of 2009 were $77.0 million, compared with $84.3 million in the third quarter of 2008.  The decline in revenue is primarily attributable to lower revenue at one of the Company’s consolidated joint ventures due to substantial completion of the construction phase of the project.  This was partially offset by increased revenues at the Moab Atlas mill tailings project due a higher level of activity and increased revenues at the Isotek waste remediation project at the Oak Ridge National Laboratory.

Income from operations for the third quarter of 2009 was $5.9 million, compared with $10.9 million for the third quarter of 2008. Operating margin was 7.6% for the third quarter of 2009, compared to 12.9% for the third quarter of 2008. Operating margin declined primarily due to an unfavorable shift in project mix, with increased activity on lower margin contracts and decreased activity on higher margin projects including the Savannah River and Hanford sites.  Operating margin also declined due to increased bid and contract proposal expenses incurred for the submission of bids on two large federal proposals.

The Company’s proportional share of income from its joint ventures in which it has noncontrolling interests is included in Other Income and was $2.8 million for the third quarter of 2009, compared with $0.9 million for the third quarter of 2008.  This increase was due to the Company’s proportional share of income from its joint venture that won the Hanford Tank contract in July 2008.

Commercial Services

Commercial Services revenues for the third quarter of 2009 were $21.3 million, compared with $19.2 million for the third quarter of 2008.  The increase in revenue is primarily due to large component operations related to the Duke McGuire project.

Income from operations for the third quarter of 2009 was $4.7 million, compared with $4.7 million in the third quarter of 2008. Operating margin was 22.1% for the third quarter of 2009,

compared to 24.4% for the third quarter of 2008.  The decline in operating margin is primarily due to lower margins on commercial decommissioning projects.

Logistics, Processing and Disposal

Logistics, Processing and Disposal revenues for the third quarter of 2009 were $52.7 million, compared to $66.2 million in the third quarter of 2008.  The decline in revenue is primarily due to lower commercial waste volumes at the Clive, Utah facility, as well as decreased revenue from the Company’s manufacturing operations, which had a significant shipment of product in the third quarter of 2008.

Income from operations for the third quarter of 2009 was $18.2 million, compared with $25.5 million for the third quarter of 2008.  Operating margin was 34.5% for the third quarter of 2009, compared to 38.6% for the third quarter of 2008.  The decline in operating margin is primarily due to lower gross margins at the Clive, Utah facility and in the Company’s manufacturing operations.

International

Excluding the effects of fluctuations in foreign currency exchange rates, International revenues for the third quarter of 2009 decreased by $4.0 million, compared with the third quarter of 2008, primarily due to a lower reimbursable contract cost base of the Company’s Magnox contracts.  International revenues were also negatively impacted by $31.9 million due to foreign currency fluctuations.  As a result, on a GAAP basis, International revenues for the third quarter of 2009 were $213.9 million, compared to $249.8 million for the third quarter of 2008.

Income from operations for the third quarter of 2009 was $3.6 million, compared with $3.3 million for the third quarter of 2008. Operating margin was 1.7% for the third quarter of 2009, compared to 1.3% for the third quarter of 2008. The increase in operating income and margin was primarily due to decreased amortization expense of intangible assets, which was partially offset by increased bid and proposal costs as well as foreign currency fluctuations.

Liquidity and Capital Resources

As of September 30, 2009, EnergySolutions had $21.4 million in cash and cash equivalents, and $63.1 million of availability under its $75 million revolving line of credit.  The decline in cash and cash equivalents from the end of the prior quarter is primarily due to cash utilized to pay down long-term debt by approximately $35.9 million during the third quarter of 2009.

Outlook for 2009

Given the year-to-date results, a revised expectation of no additional large component project in 2009, and the continued slow pace of projects funded by the American Recovery and Reinvestment Act, EnergySolutions’ revised 2009 EBITDA guidance is $145 million to $150 million.  Previous 2009 GAAP EPS guidance of $0.50 to $0.60 per share and of net income before the non-cash impact of the amortization of intangibles of $0.70 to $0.80 per share remains unchanged.

Forward-Looking Statements

Statements in this news release regarding future financial and operating results and any other statements about the Company’s future expectations, beliefs or prospects expressed by management constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including, but not limited to: (a) deteriorating economic conditions globally, including the current financial crisis and decreased credit availability for our customers, (b) the weakening of the pound sterling and the related currency translation impact on our business if the currency continues to weaken, (c) adverse public reaction that could lead to increased regulation or limitations on our activities, (d) uncertainty regarding the impact on our business of increased regulatory scrutiny of the nuclear waste industry in the U.S. and U.K., (e) decisions by our customers to reduce or halt their spending on nuclear services, (f) decisions by our commercial customers to store radioactive materials on-site rather than dispose of radioactive materials at one of our facilities, (g) the adverse impact of current or future financial conditions on the value of decommissioning trust funds, and (h) continued competitive pressures in our markets. Additional information on potential factors that could affect the Company’s results and other risks and uncertainties are set forth in EnergySolutions, Inc. filings with the Securities and Exchange Commission including its annual report on Form 10-K for the fiscal year ended December 31, 2008 and its most recent quarterly report on Form 10-Q for the quarter ended June 30, 2009. The Company does not undertake any obligation to release publicly any revision to any of these forward-looking statements.

Conference Call Details

The EnergySolutions 2009 third quarter teleconference and webcast are scheduled to begin at 10:00 a.m. EST, on Thursday, November 5, 2009.

Hosting the call will be Steve Creamer, Chairman and Chief Executive Officer, and Philip Strawbridge, Chief Financial Officer.

To participate in the event by telephone, please dial (800) 573-4842 five to ten minutes prior to the start time (to allow time for registration) and reference the conference passcode 61884244. International callers should dial (617) 224-4327 and enter the same passcode.

A replay of the call will be available on Thursday, November 5, at 1:00 p.m. EST through Thursday, November 12, 2009. To access the replay, dial (888) 286-8010 and enter passcode 54942792. International callers should dial (617) 801-6888 and enter the same passcode.

The conference call will be broadcast live over the Internet and can be accessed by all interested parties through the company’s web site at www.energysolutions.com by clicking on the “investor relations” tab at the top of the home page. An audio replay of the event will be archived on EnergySolutions’ web site for 90 days.

About EnergySolutions, Inc.

EnergySolutions is a global leader in nuclear waste management, remediation, and disposal. The Company offers customers a full range of integrated services and solutions, including nuclear operations, characterization, decommissioning, decontamination, site closure, transportation, nuclear materials management, the safe, secure disposition of nuclear waste, and research and engineering services across the fuel cycle.

For more information, please contact:

John Rasmussen

EnergySolutions, Inc.

(801) 649-2000

jarasmussen@energysolutions.com

-Financial Tables to follow-

Table 1

ENERGYSOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(Dollars in thousands, except per share data)

	For the Quarter		For the Nine Months
	Ended September 30,		Ended Septmber 30,
	2009	2008	2009	2008

Revenues	$364,853	$419,453	$1,175,547	$1,381,551
Cost of revenues	320,910	362,962	1,034,678	1,189,557

Gross profit	43,943	56,491	140,869	191,994

Selling, general and administrative expenses	25,631	30,705	86,730	88,992

Income from operations	18,312	25,786	54,139	103,002

Interest expense	(6,368)	(9,778)	(21,789)	(34,250)
Other income (expenses), net	2,988	(72)	5,215	(1,891)

Income before income taxes and noncontrolling interests	14,932	15,936	37,565	66,861

Income tax expense	(1,742)	(4,827)	(8,367)	(23,164)

Net income	13,190	11,109	29,198	43,697

Less: Net income attributable to noncontrolling interests	(334)	(207)	(885)	(907)

Net income attributable to EnergySolutions	$12,856	$10,902	$28,313	$42,790

Net income attributable to EnergySolutions per share:
Basic	$0.15	$0.12	$0.32	$0.48
Diluted	$0.15	$0.12	$0.32	$0.48

Number of shares used in per share calculations:
Basic	88,315,158	88,303,500	88,308,870	88,303,500
Diluted	88,557,831	88,312,311	88,390,569	88,310,791

Table 2

ENERGYSOLUTIONS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in thousands)

	September 30, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$21,392	$48,448
Accounts receivable, net of allowance for doubtful accounts	275,239	213,037
Other current assets	120,301	129,772
Total current assets	416,932	391,257

Property, plant & equipment, net	115,047	114,021
Goodwill	518,751	528,254
Other intangible assets,net	326,316	357,100
Other noncurrent assets	207,512	160,080

Total assets	$1,584,558	$1,550,712

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$1,392	$2,954
Accounts payable	117,917	89,513
Accrued expenses and other current liabilities	178,021	177,439
Other current liabilities	22,370	28,801
Total current liabilities	319,700	298,707

Long-term debt, less current portion	517,719	563,803
Other noncurrent liabilities	266,782	219,383

Total liabilities	1,104,201	1,081,893

EnergySolutions stockholders’ equity	479,210	467,786
Noncontrolling interests	1,147	1,033

Total equity	480,357	468,819

Total liabilities and equity	$1,584,558	$1,550,712

Table 3

ENERGYSOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(Dollars in thousands)

	For the Nine Months Ended September 30,
	2009	2008

Cash Provided by Operating Activities	$55,833	$86,973

Investing Activities
Purchases of property, plant and equipment	(15,059)	(9,731)
Purchases of intangible assets	(558)	(351)
Proceeds from sale of property, plant and equipment	22	33
Cash Used in Investing Activities	(15,595)	(10,049)

Financing Activities
Repayments of long-term debt	(47,646)	(30,210)
Dividends to stockholders	(6,623)	(6,623)
Other items	(12,243)	(9,649)
Cash Used in Financing Activities	(66,512)	(46,482)

Effect of Exchange Rate on Cash	(782)	(6,908)

Increase (Decrease) in Cash and Cash Equivalents	$(27,056)	$23,534

Amortization of Intangible Assets	$18,728	$21,308
Depreciation	$15,168	$13,380

Table 4

ENERGYSOLUTIONS, INC.

RECONCILIATION OF NET INCOME ATTRIBUTABLE TO ENERGYSOLUTIONS TO

EBITDA AND TO NET INCOME ATTRIBUTABLE TO ENERGYSOLUTIONS BEFORE

THE IMPACT OF AMORTIZATION OF INTANGIBLE ASSETS (UNAUDITED)

(Dollars in thousands, except per share data)

	For the Quarter		For the Nine Months
	Ended September 30,		Ended Septmber 30,
	2009	2008	2009	2008

Reconciliation of net income attributable to EnergySolutions to EBITDA:
Net income attributable to EnergySolutions	$12,856	$10,902	$28,313	$42,790
Interest expense	6,368	9,778	21,789	34,250
Interest rate swap loss (gain)	514	10	1,714	2,223
Income tax expense	1,742	4,827	8,367	23,164
Depreciation expense	5,480	4,323	15,168	13,380
Amortization of intangible assets	4,821	6,930	18,728	21,308
EBITDA	$31,781	$36,770	$94,079	$137,115

Reconciliation of net income attributable to EnergySolutions to net income attributable to EnergySolutions before the impact of amortization of intangible assets:
Net income attributable to EnergySolutions	$12,856	$10,902	$28,313	$42,790
Amortization of intangible assets	4,821	6,930	18,728	21,308
Income tax expense related to amortization of intangible assets	(100)	(2,235)	(4,272)	(7,484)
Net income attributable to EnergySolutions before the impact of amortization of intangible assets	$17,577	$15,597	$42,769	$56,614

Net income attributable to EnergySolutions before the impact of amortization of intangible assets per share:
Basic	$0.20	$0.18	$0.48	$0.64
Diluted	$0.20	$0.18	$0.48	$0.64

Number of shares used in per share calculations:
Basic	88,315,158	88,303,500	88,308,870	88,303,500
Diluted	88,557,831	88,312,311	88,390,569	88,310,791

The Company defines EBITDA as earnings before interest expense, income taxes, depreciation and amortization. The Company uses EBITDA to facilitate a comparison of its operating performance on a consistent basis from period to period that, when viewed with its GAAP results and the above reconciliation, management believes provides a more complete understanding of factors and trends affecting its business than GAAP measures alone. EBITDA assists management in comparing its operating performance on a consistent basis because it removes the impact of its capital structure (primarily interest charges), asset base (primarily depreciation and amortization) and items outside the control of its management team (taxes) from its results of operations. EBITDA should not be considered as a substitute for net income attributable to EnergySolutions or income from operations, as determined in accordance with GAAP. EBITDA is not defined by GAAP, and you should not consider it in isolation or as a substitute for analyzing the Company’s results as reported under GAAP.

The Company defines net income attributable to EnergySolutions before the impact of amortization of intangible assets as net income attributable to EnergySolutions plus amortization expense of intangible assets, net of the related income tax expense of these items. Net income attributable to EnergySolutions before the impact of amortization of intangible assets and net income attributable to EnergySolutions before the impact of amortization of intangible assets per share are not computed in accordance with GAAP. These non-GAAP measures may be useful to investors seeking to compare the operating performance on a consistent basis from period to period that, when viewed with its GAAP results and the above reconciliation, management believes provides a more complete understanding of factors and trends affecting the Company’s business than GAAP measures alone. Net income attributable to EnergySolutions before the impact of amortization of intangible assets and net income attributable to EnergySolutions before the impact of amortization of intangible assets per share should not be considered as a substitute for net income attributable to EnergySolutions or net income attributable to EnergySolutions per share, as determined in accordance with GAAP. Net income attributable to EnergySolutions before the impact of amortization of intangible assets and net income attributable to EnergySolutions before the impact of amortization of intangible assets per share are not defined by GAAP, and you should not consider them in isolation or as a substitute for analyzing the Company’s results as reported under GAAP.

Table 5

ENERGYSOLUTIONS, INC.

REPORTING SEGMENT INFORMATION (UNAUDITED)

(Dollars in thousands)

	For the Quarter Ended September 30,				For the Nine Months Ended September 30,
	2009		2008		2009		2008

Revenues
Federal Services	$77,007		$84,346		$217,809		$202,057
Commercial Services	21,254		19,175		66,084		75,995
LP&D	52,681		66,159		160,299		183,318
International	213,911		249,773		731,355		920,181
Total Revenues	$364,853		$419,453		$1,175,547		$1,381,551

Gross Profit and Margin
Federal Services	$10,812	14.0%	$13,269	15.7%	$27,833	12.8%	$30,491	15.1%
Commercial Services	6,073	28.6%	6,512	34.0%	16,663	25.2%	26,077	34.3%
LP&D	19,505	37.0%	28,175	42.6%	59,303	37.0%	73,846	40.3%
International Operations	7,553	3.5%	8,535	3.4%	37,070	5.1%	61,580	6.7%
Total Gross Profit	$43,943	12.0%	$56,491	13.5%	$140,869	12.0%	$191,994	13.9%

Income from Operations and Margin
Federal Services	$5,871	7.6%	$10,851	12.9%	$16,136	7.4%	$23,469	11.6%
Commercial Services	4,699	22.1%	4,688	24.4%	11,659	17.6%	20,562	27.1%
LP&D	18,189	34.5%	25,519	38.6%	53,592	33.4%	65,940	36.0%
International	3,631	1.7%	3,330	1.3%	23,272	3.2%	47,258	5.1%
Total Income from Operations before corporate unallocated items	32,390	8.9%	44,388	10.6%	104,659	8.9%	157,229	11.4%
Corporate unallocated items	(14,078)		(18,602)		(50,520)		(54,227)
Total Income from Operations	$18,312		$25,786		$54,139		$103,002

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